RPC Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel :) 206.310.5323

RADIENT PHARMACEUTICALS PROVIDES UPDATE REGARDING 2010 FORM 10K; ANTICIPATED RESULTS & NYSE AMEX HEARING

(TUSTIN, CA) March 1, 2011/Marketwire –Radient Pharmaceuticals Corporation (“RPC”) (AMEX:RPC - News), a US-based company specializing in the research, development, and international commercialization of in vitro diagnostic (IVD) cancer tests, announced today, as disclosed in the Company’s  Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 14, 2011, that due to  requests for financial information from and related to the Company’s deconsolidated Chinese subsidiary Jade Pharmaceuticals, Inc. (“JPI”), the Company is not able to complete its audited financial statements for the fiscal year ended December 31, 2010 in a timely manner, and is therefore unable to file its Form 10-K with the SEC by April 15, 2011 as required.  JPI indicated they are gathering the requested data and information and RPC expects to receive it shortly. RPC will therefore require additional time to file its Form 10-K for fiscal 2010 with the SEC and expects to file the Form 10-K within the next 30 days.

While the Form 10-K has been delayed, RPC provided in the April 14, 2011 Form 8-K, an unaudited consolidated balance sheet as of December 31, 2010 which was presented as an exhibit.  The Company expects to report a net loss in the range of $68M-74M compared with net loss of approximately $17M for fiscal 2009.  We also expect to report approximately $7M–$7.5M as net cash used in operating activities of continuing operations in fiscal 2010 compared to approximately $3.2M in fiscal 2009.

As previously reported, the Company requested an appeals hearing before the NYSE Amex (the “Exchange”) Listing Qualifications Panel (the “Panel”) to explain why the Company’s common stock should remain listed on the Exchange.  The hearing was held on April 14, 2011 and the Company has not yet received the Panel’s determination.  The Company will promptly provide an update to the public following receipt of the Panel’s determination.

About Radient Pharmaceuticals:
Headquartered in Tustin, California, Radient Pharmaceuticals is dedicated to saving lives and money for patients and global healthcare systems through the deployment of its FDA-cleared In Vitro Diagnostic Onko-Sure® Test Kits. The Company's focus is on the discovery, development and commercialization of unique high-value diagnostic tests that help physicians answer important clinical questions related to early disease-state detection, treatment strategy, and the monitoring of disease progression or recurrence. To learn more about our Company, products, and potentially life-saving cancer test, visit www.radient-pharma.com.

For additional information on Radient Pharmaceuticals Corporation and its products visit: www.radient-pharma.com or send e-mail to info@radient-pharma.com. For Investor Relations contact Kristine Szarkowitz at IR@RadientPharma.com or 1.206.310.5323.

Forward-Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products, and prices. With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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